October 26, 2022

Shaun Mara
Via email: smara@simplygoodfoodsco.com

Dear Shaun:

It is a pleasure to offer you the position of Chief Financial Officer with The Simply Good Foods Company and its affiliates (the “Company”), reporting to Joseph Scalzo, Chief Executive Officer, President, effective immediately. We trust that your knowledge, skills and experience will continue to be among our most valuable assets.

Our offer includes the following:

•Your new salary will be $480,000.00 per year, payable in accordance with the Company’s standard payroll practices and procedures. Eligibility for your next salary review will be based on your hire date and timing of the Company’s future salary review cycle.

•You are eligible for a target bonus opportunity of 70% of your base salary. Bonuses are paid based on the terms of the applicable Company bonus plans for the year at issue. Additionally, bonuses are paid at the discretion of management and the Compensation Committee of the Board of Directors of The Simply Good Foods Company and you must be an active employee of the Company on the payment date in order to receive any bonus. For FY2023, your bonus will be pro-rated based upon your promotion date.

•You will continue to participate in the Company’s long-term incentive (“LTI”) program under The Simply Good Foods Company 2017 Omnibus Incentive Plan. As a member of the Executive Leadership team, your targeted annual LTI award value will be 125% of your base salary, subject to final determination by the Compensation Committee of the Board of Directors of The Simply Good Foods Company.

•In addition, you will be awarded an LTI promotion grant equal to $1,000,000 in Restricted Stock Units (“RSUs”). The timing of your award will be November 8, 2022 and will be subject to the terms of a written award agreement to be provided by the Company. Seventy-five percent will vest in 18 months from grant date with the remaining twenty-five percent vesting two-years from grant date. This one-time award is subject to accelerated vesting upon involuntary separation without cause or resignation for good reason, all as defined in the Company’s Severance Plan.

•You will continue as a Tier I participant under The Simply Good Foods Company’s executive severance plan. (the “Severance Plan”).

This letter constitutes your entire offer and supersedes any previous verbal or written commitments. If you accept our offer, you will be required to adhere to the Company’s collection of policies set forth on our Company intranet, Simply Connect.

The Simply Good Foods Company
1225 17th St, Suite 1000, Denver, CO 80202

This offer is not intended to create a contract of employment for any specific period of time. The employment relationship is "at will", which means that if an employment relationship is established; the Company or employee may terminate the employment relationship at any time and for any reason, with or without notice or prior discipline.

You may indicate acceptance of this position by signing below and returning a signed copy of this letter to Susan Hunsberger, Chief Human Resources Officer.

Sincerely,

/s/ Joseph Scalzo

Joseph Scalzo
Chief Executive Officer, President

I acknowledge receipt of this letter and I accept the position offered.

Signature	/s/ Shaun Mara	Date	October 26, 2022

The Simply Good Foods Company
1225 17th St, Suite 1000, Denver, CO 80202